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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE


Contact:      Jerry W. Nix, Executive Vice President - Finance
              (770) 612-2048


                              GENUINE PARTS COMPANY
                         ANNOUNCES NEW BOARD MEMBER AND
                       DECLARES REGULAR QUARTERLY DIVIDEND
                       -----------------------------------

Atlanta, Georgia, November 17, 2003 -- Larry Prince, Chairman of the Board and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced the election of Wendy Beale Needham as a new Director of the Company. Ms. Needham recently retired as Managing Director, Global Automotive Research, Credit Suisse First Boston, a position she held for three years. Prior to that, Ms. Needham was a Principal in Automotive Research for six years with Donaldson Lufkin and Jenrette, who subsequently merged with Credit Suisse First Boston. In addition, Ms. Needham served as Managing Director, Automotive Research at Smith Barney five years and held various other analyst positions there for eight years. She has over 20 years experience in the Automotive Industry in various research positions.

Mr. Prince stated, "Ms. Needham's knowledge of our business and experience in the financial markets positions her to be a valuable member of our Board. We look forward to the strength and talent she will bring to our Board."

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of 29.5 cents per share on the Company's common stock.

The dividend is payable January 2, 2004 to shareholders of record December 5, 2003.

ABOUT GENUINE PARTS COMPANY

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S.P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.


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